UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

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FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): February 26, 2016

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SENSATA TECHNOLOGIES HOLDING N.V.
(Exact name of Registrant as specified in its charter)

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The Netherlands	001-34652	98-0641254
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)
Kolthofsingel 8, 7602 EM Almelo
The Netherlands
(Address of Principal executive offices, including Zip Code)
31-546-879-555
(Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

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Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
On February 26, 2016, Allisha Elliott, Senior Vice President, Chief Human Resources Officer, entered into an employment agreement with Sensata Technologies, Inc. (“STI”), an indirect, wholly-owned subsidiary of Sensata Technologies Holding N.V. (“Sensata”). Pursuant to the terms of the employment agreement, Ms. Elliott's salary is $312,666 per year, subject to periodic review by the Compensation Committee of Sensata's Board of Directors. In addition to her base salary, Ms. Elliott has an annual target bonus equal to 60% of her base salary. Actual annual bonus payout will vary based on the achievement of financial and other objectives established for each fiscal year by Sensata’s Board of Directors. If Ms. Elliott’s employment is terminated by STI without “cause” (as defined in the employment agreement) or by her with “good reason” (as defined in the employment agreement), Ms. Elliott will be entitled to severance in an amount equal to one year of her then current base salary and an amount equal to the average of the annual bonus paid to her in the prior two years, plus continued participation in health and dental benefit plans for one year following the date of termination.
Ms. Elliott’s employment agreement is attached as Exhibit 10.1 to this current report and is incorporated herein by reference. The description of the material terms of this agreement is qualified in its entirety by reference to such exhibit.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits

10.1	Employment Agreement, dated February 26, 2016, between Sensata Technologies, Inc. and Allisha Elliott.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

SENSATA TECHNOLOGIES HOLDING N.V.

/s/ Paul Vasington
Date: March 3, 2016	Name: Paul Vasington
Title: Executive Vice President and Chief Financial Officer

EXHIBIT INDEX

Exhibit No.	Description

10.1	Employment Agreement, dated February 26, 2016, between Sensata Technologies, Inc. and Allisha Elliott.

4